Filed pursuant to Rule 433

Registration No. 333-223154

Issuer Free Writing Prospectus dated June 17, 2020

Relating to Preliminary Prospectus Supplement dated June 17, 2020

NETAPP, INC.

Pricing Term Sheet

1.875% Senior Notes due 2025

2.375% Senior Notes due 2027

2.700% Senior Notes due 2030

Issuer:	NetApp, Inc.

Format:	SEC Registered

Trade Date:	June 17, 2020

Settlement Date (T+3)*:	June 22, 2020

Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

1.875% Senior Notes due 2025

Title:	1.875% Senior Notes due 2025

Principal Amount:	$750,000,000

Maturity Date:	June 22, 2025

Coupon:	1.875%

Price to Public:	99.934% of face amount

Yield to Maturity:	1.889%

Spread to Benchmark Treasury:	155 bps

Benchmark Treasury:	0.250% due May 31, 2025

Benchmark Treasury Price and Yield:	99-18; 0.339%

Interest Payment Dates:	Semi-annually on June 22 and December 22, commencing December 22, 2020

Optional Redemption:	The 2025 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2025 notes) plus 25 basis points, provided that, if the 2025 notes are redeemed on or after the Par Call Date the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	May 22, 2025 (1 month prior to the maturity date of the 2025 notes)

CUSIP/ISIN:	64110D AL8 / US64110DAL82

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc.

2.375% Senior Notes due 2027

Title:	2.375% Senior Notes due 2027

Principal Amount:	$550,000,000

Maturity Date:	June 22, 2027

Coupon:	2.375%

Price to Public:	99.840% of face amount

Yield to Maturity:	2.400%

Spread to Benchmark Treasury:	185 bps

Benchmark Treasury:	0.500% due May 31, 2027

Benchmark Treasury Price and Yield:	99-21; 0.550%

Interest Payment Dates:	Semi-annually on June 22 and December 22, commencing December 22, 2020

Optional Redemption:	The 2027 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2027 notes) plus 30 basis points, provided that, if the 2027 notes are redeemed on or after the Par Call Date the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	April 22, 2027 (2 months prior to the maturity date of the 2027 notes)

CUSIP/ISIN:	64110D AJ3 / US64110DAJ37

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc.

2.700% Senior Notes due 2030

Title:	2.700% Senior Notes due 2030

Principal Amount:	$700,000,000

Maturity Date:	June 22, 2030

Coupon:	2.700%

Price to Public:	99.730% of face amount

Yield to Maturity:	2.731%

Spread to Benchmark Treasury:	200 bps

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	99-31+; 0.731%

Interest Payment Dates:	Semi-annually on June 22 and December 22, commencing December 22, 2020

Optional Redemption:	The 2030 notes will be redeemable in whole or in part at any time prior to the Par Call Date at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the “make whole amount,” which means the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2030 notes) plus 30 basis points, provided that, if the 2030 notes are redeemed on or after the Par Call Date the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Par Call Date:	March 22, 2030 (3 months prior to the maturity date of the 2030 notes)

CUSIP/ISIN:	64110D AK0 / US64110DAK00

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Affiliates of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, MUFG Securities Americas Inc. and BNP Paribas Securities Corp. are parties to NetApp, Inc.’s senior unsecured credit agreement that expires on December 10, 2021, for which such underwriters and their affiliates have been paid customary fees.

*

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the trade date set forth above will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the trade date set forth above should consult their advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus dated February 22, 2018) and a preliminary prospectus supplement dated June 17, 2020 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of Goldman Sachs & Co. LLC at 866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, BofA Securities, Inc. at 800-294-1322 or Morgan Stanley & Co. LLC at 866-718-1649.